UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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SOLERA NATIONAL BANCORP, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following presentation may be presented from time to time to interested investors.

EMBRACING OUR COMMUNITY —
ONE INDIVIDUAL,
ONE FAMILY,
AND ONE BUSINESS
AT A TIME

SOLERA
NATIONAL BANCORP, INC.

SLRK

Solera National Bancorp, Inc.

SLRK

Investor Presentation
May 2014

Safe Harbor Statement

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. ("Company") and its wholly-owned subsidiary, Solera National Bank ("Bank"), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company's Securities and Exchange Commission filings. The most significant of these uncertainties are described in our 2013 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q all of which readers are encouraged to study (including all amendments to those reports) and exhibits to those reports. We undertake no obligation to update or revise any forward-looking statement.



Mission and Vision

Mission

Committed to providing exceptional value and service to our customers, shareholders, employees and the communities we serve. We are dedicated to delivering high-quality financial products and services that meet the unique needs of small to medium-sized businesses, professionals, consumers, foundations and non-profit organizations.

Vision

Strives to become a premier, independent community bank in its markets. We desire to be top of mind for banking services to the Hispanic community and other minority communities.



EMBRACING OUR COMMUNITY —
ONE INDIVIDUAL,
ONE FAMILY,
AND ONE BUSINESS
AT A TIME

SOLERA

NATIONAL BANCORP, INC.

SLRK

Core Values

- ***Best Employees*** — To attract and retain educated, motivated and qualified people who are excited to come to work and fully embrace the mission and vision of Solera National Bancorp.
- ***Satisfied Customers*** — We achieve satisfaction for our customers and earn their loyalty by adding value to each interaction. Our relationship with the client takes precedence over any transaction.
- ***Hispanic Market*** — To treat our Hispanic customers, prospects and friends with the same high respect and dignity afforded all.
- ***Shareholders*** — To build long-term shareholder value and to keep owners engaged in our business as enthusiastic supporters and referral sources for the company.
- ***Community*** — Solera is deeply rooted in its communities and we strive to provide quality banking and financial services and to assist in the financial education and integration of the unbanked and under-banked in the communities we serve.
- ***Risk Management*** — We maintain a strong control environment by operating within established policies and procedures.



Sweeping Demographic Shift

Colorado home to Latino/Hispanic families

(1,038,687 U.S. Consensus 2010 Hispanic Population)

- Population in Colorado more than 20% Latino or Hispanic
- Roots trace back 8 - 9 generations or more
- Colorado's one million Latinos accounted for 42% of overall state population growth between 2000 and 2010, according to Census data
- Population in Denver 31.8% Latino or Hispanic / Metro Denver most rapid growth in past 10 years



Branch and LPO Locations


Headquarters
Loan Production Office
Cheyenne
Fort Collins
Loveland
Greeley
Longmont
Arvada
Denver
Lakewood
Aurora
Centennial
Colorado Springs
Pueblo
Grand Junction
Steamboat Springs
Craig
Aspen
Fairplay
Delta
Montrose
Gunnison
Salida
Canon City
Saguache
Westcliffe
Telluride
Cortez
Durango
Pagosa Springs
Alamosa
San Luis Valley
San Luis
Walsenburg
Trinidad
Raton
Sterling
Fort Morgan
Yuma
Wray
Hugo
Goodland
Sharon Springs
Eads
Lamar
La Junta
Springfield
Imperial
Moab
Monticello
Blanding

EMBRACING OUR COMMUNITY —
ONE INDIVIDUAL,
ONE FAMILY,
AND ONE BUSINESS
AT A TIME

SOLERA
NATIONAL BANCORP, INC.

SLRK

Financial Highlights

03/31/2014


SOLERA

Assets	$168.1 million
Total Loans*	$ 89.2* million
Deposits	$ 132.0 million
Shareholders' Equity	$ 17.5 million
Tangible Book Value Per Share+	$6.86
Price / TBV (05/2/2014)	84.5%
Nonperforming Assets/Assets	1.04%
Reserves/Loans	1.37%
Tier 1 risk based capital ratio	14.3%

*Includes Loans Held for Sale

+Excludes accumulated other comprehensive loss

Key Strengths

- **History of successfully growing the balance sheet, without taking high credit risk. Tangible book value increased in four of the last five years.**
- **Well positioned for growth**
  - Significant capital and liquidity levels
  - Strong credit metrics
- **Well Capitalized with Tier 1 leverage ratio of 9.7% at 1Q14.**
- **Proactive management team. Decision to contain operating costs in response to change in residential mortgage market.**
- **Focused on the rapidly growing and increasingly affluent Hispanic market.**

Timeline

- July 2013 – Douglas Crichfield retired as President/CEO. Ray Nash appointed as interim CEO.
- Sept. 2013 – John P. Carmichael named as President and CEO.
- Jan. 2014 – Company announced 4Q and FY13 results. Discussed decision to scale back previous plans to expand residential mortgage lending business and to focus on improving operational efficiency.
- Feb. 2014 - Michael D. Quagliano ("Quagliano") and Ms. Kathleen Stout ("Stout", former executive vice president and former President of its residential mortgage department), provided notice of intent to nominate directors at the 2014 annual meeting.
- May 2014 – Shareholder meeting.

Key Issues

- Since assuming charge in Sept. 2013, the new management team has:
  - Responded to slowdown in residential mortgage financing by scaling back operations. Estimated annual savings of $400,000 from the termination of a lease in Cherry Creek.
  - Cut overhead across the board aimed at achieving efficiency gains.
  - Focused on generating commercial and residential loans utilizing existing infrastructure.
  - Maintained the asset quality by emphasizing high underwriting standards.
- The Board has unilaterally reduced its size from 13 to 11.
- Solera offered Michael Quagliano board representation in approximate proportion to his ownership in the Company. Mr. Quagliano categorically rejected any negotiated agreement, and instead insisted on obtaining control of the Company.
- Despite seeking board control, neither Mr. Quagliano nor Ms. Stout have proposed any alternative plan for the Bank.
- We recommend shareholders vote the WHITE proxy card.

1Q14 Performance

- Net interest margin improved to 3.37% in 1Q14 from 2.75% in 1Q13.
- Net interest income increased 24% year-over-year ("yoy") to $1.30 million.
- Interest and fees on loans increased 42% yoy to $1.1 million in 1Q14.
- Despite $102,000 in severance costs incurred in 1Q14, employee compensation and benefits remained flat yoy primarily due to increased focus on efficiency.
- Net loans increased 28% yoy with strict emphasis on loan quality. Non-performing loans remained at "zero", and the allowance for loan losses to gross loans was 1.37% at March 31, 2014.
- Net loss declined from $638,000 in 4Q13 to $369,000 in 1Q14.

Strong balance sheet growth

- The Board has pursued a successful strategy of growing the loan portfolio without compromising asset quality.
- It is important to note that a significant increase in the deposit base represents core deposits.


Loan and Deposit
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
Loan to Deposit Ratio
140.0
120.0
100.0
80.0
60.0
40.0
20.0
0.0
Loan and Deposit (US$ millions)
FY09
FY10
FY11
FY12
FY13
Net Loans
Deposits
Loan to Deposit (LDR) ratio

Solid Asset Quality

- After peaking in 2010, total non-performing loans have rapidly declined, and were **ZERO** at the 4Q13 and 1Q14.
- Solera's success in managing its assets portfolio is reflected in non-performing OREO assets, which have been largely contained since 4Q10.
- Non-performing assets to total assets was 1.03% at 4Q13 down from 2.82% at 4Q10.
- $1.1m in allowance for loan losses as of 4Q13 and 1Q14.


Non-Performing Loans and OREO
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
US$ '000
FY09
FY10
FY11
FY12
FY13
Non performing loans
OREO

Strong core earnings growth

- Solera has maintained strong growth in net interest income after provision for loan losses.
- It is important to recognize that the interest income growth did not come at the expense of deteriorating asset quality.
- When comparing FY13 to FY10, non-performing assets have declined by 56%, whereas net interest income after the provision for loan losses has increased by 49%.


Net Interest income (after provisions)
US$ millions
5.0
4.5
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
2.3
3.1
4.0
4.1
4.6
FY09
FY10
FY11
FY12
FY13

2013 income impacted by higher expense

- Although Solera maintained strong core earnings growth in 2013, its net income was impacted by higher expense on account of residential mortgage business expansion and an increase in one-time expenses.
- With the staffing reductions made in 1Q14, we anticipate profitability in the residential mortgage department beginning in 2Q14.

Increase in FY13 noninterest expense	US $'000
Occupancy expense due to new residential mortgage locations	$566
Restructuring charges related to termination of a building lease	358
Charge offs and valuation allowances related to OREO properties	169
Severance costs during FY13	442
Employee compensation for mortgage department (Average of 86 full-time equivalent employees in FY13 compared to 25 in FY12)	5,414
Subtotal	**6,949**
% of total increase in non-interest expense FY13	*88.7%*
FY13 - increase in non-interest expense	$7,831

Well Capitalized

- Solera is well-capitalized, with total risk-based capital at 15.3% at 1Q14.
- The current level of capitalization provides a strong platform for growth.
- A well-diversified loan portfolio mitigates overall balance sheet risk.


Total risk-based capital ratio
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Drop in FY13 due to loan growth and the impact of one-time restructuring charges on income statement
FY09
FY10
FY11
FY12
FY13

Our Plan

- Create value by growing earnings assets and core deposit base.
- Prudently grow the loan portfolio with careful assessment of risk-reward trade-off.
- Achieve cost efficiencies by proactively identifying and curtailing operating costs.
- Increase customer focus on Hispanic and minority communities.

Quagliano nominees are lacking in experience

Nominee (age)	Experience: Banking	Experience: Public company	Comments
Lars Johnson (38)	✘	✘	Experience in bankruptcy and distressed assets
Jackson Lounsberry (45)	✘	✘	Small hedge fund experience. Prior wealth management experience ($65mn in 10 years)
Michael Quagliano (51)	✘	✘	Retail business experience
Carlyle Griffin (69)	✘	✘	Experience in implementation of computer systems
Drew Quagliano (21)	✘	✘	Student. Experience in horse sales
Melissa Allen (28)	✘	✘	Experience in managing horse farm

Quagliano nominees DO NOT have a plan

- Quagliano and his nominees have yet to provide details of their plan.
- Considering the nominees lack of industry and public board experience, we believe it is unlikely that they have any value-enhancing ideas.
- While Quagliano and his nominees seek board control, it is unclear what will they do differently from the current board.
- Lack of Quagliano nominees experience can jeopardize future growth prospects.
- Quagliano has not identified an alternative management team, in case the current team left due to significant board turnover.
- Quagliano is attempting to take over Solera without paying a control premium to shareholders.
- We believe there is tremendous risk to Solera if Quagliano's unqualified nominees get board representation.

Stout nominees DO NOT have a plan

- Similar to Quagliano, Stout nominees have not presented a detailed plan about what will they do differently.
- In her notice to the Company regarding her slate of nominees, Ms. Stout expressed her interest in being reinstated to her former position, and disclosed that she has discussed this interest with several of her nominees.
- Ms. Stout's termination occurred as part of the Company's cost-cutting efforts, which included the elimination of all Executive Vice President positions (meaning, in effect, that there is no job for her to return to).
- We believe that her termination was in the best interests of the shareholders, and that reversing course on this decision, while beneficial to Stout personally, would take the Company in the wrong direction.

Conclusion

- Under the Board's oversight, new CEO Mr. Carmichael has cut costs and taken other decisive steps to return the Company to its original focus on serving the Hispanic community and other underserved markets. These efforts have resulted in a number of positive operating trends.
- The Company's Board has the diversity, experience and qualifications to lead the Company. The Board has nominated 11 highly qualified directors, ten of whom are independent.
- We believe that Quagliano has failed to propose a qualified slate of nominees or to articulate a realistic plan for Solera going forward. We also believe that Stout is pursuing this proxy fight as a platform to advance a self-interested agenda.
- The Board and Mr. Carmichael are committed to continuing to reduce costs, enhance efficiencies and pursue a commercial banking-focused growth strategy for the benefit of all shareholders.
- Vote the **WHITE** proxy card.

SLRK -- The Light of a New Banking Era®



Vote FOR all nominees on the WHITE proxy card